Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Innovative Solutions and Support, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	$100,000,000	—	$100,000,000	.0000927	$9,270
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amount						$100,000,000		$9,270
Total Fees to Be Paid								$9,270
Total Fees Previously Paid								—
Net Fee Due								$9,270

(1)            An indeterminate amount of Common Stock is being registered as may from time to time be offered hereunder at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction involving our Common Stock. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of our Common Stock.

(2)            The proposed maximum offering price per share of our Common Stock will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.